EXHIBIT 99.1

Investor Relations: Porter, LeVay & Rose, Inc. Marlon Nurse, VP – Investor Relations (212) 564-4700 marlon@plrinvest.com	Company: Javo Beverage Company, Inc. William Marshall (760) 560 - 5286 ext. 503 investing@javobeverage.com

FIRST QUARTER GROSS PROFIT UP 57%; REVENUE UP 20%

Gross Margin Hits Record 50%, 1190 Basis Points Above Year Ago

Company Reaches 10,795 Total Beverage Dispenser Locations, 4,394 Above Year Ago

SAN DIEGO, CA – May 12, 2009 -- Javo® Beverage Company, Inc. (OTC BB: JAVO), a leading provider of premium dispensable coffee and tea-based beverages to the food service industry, announced today its unaudited financial results for the first quarter of 2009.

Financial Highlights for the First Quarter

●	Gross profit margin expanded to 50%, an increase of 1,190 basis points from the year ago period.

●	The Company’s total base of beverage dispensers at the end of the quarter was 10,795, an increase of 4,394 from the same period in 2008.

●	Revenues increased 20% to $4.7 million from $3.9 million in the first quarter 2008.

●	Dispensed products revenue was $4.2 million, up 67% over first quarter 2008.

●
The Company had a loss from operations for the first quarter of $1.8 million.  The loss excluding options expense and depreciation was $.7 million, a $.4 million improvement versus the first quarter of 2008.

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Business Review

The Company achieved gross revenue of $4.7 million, an increase of $0.8 million or 20% over the same quarter in 2008.  The Company’s revenue derives principally from the placement of beverage equipment, similar to a fountain soda or juice dispenser, that enables its foodservice customers to prepare coffee and/or tea on-demand and without waste from concentrate manufactured at its brewing facility.  Each Javo dispenser placed at a customer location is expected to generate from $2,500 to $6,000 in annual dispensed product revenue.  Revenue from dispensed products was the primary growth driver during the quarter reaching $4.2 million, a 67% increase compared to the year ago quarter.  This increase was due to an increase in beverage dispensing locations serving Javo’s coffee and tea products to a quarter-ending total of 10,795.  Since the first quarter of 2008, the Company has added 4,394 new dispensing locations with a large concentration being with national accounts and regional chains that utilize Javo’s hot and iced coffee concentrates within their retail beverage programs.

For the quarter, gross profit increased to $2.3 million, an increase of $0.8 million or 57% from the same period of 2008.  Gross profit margin for the quarter expanded by 1,190 basis points to 50% as the Company has improved its operations through the integration of several manufacturing processes.  This integration eliminated previously outsourced processing and packaging fees as well as freight charges to ship extracts and ingredients to third party co-packers.  In addition, the Company’s higher sales level allowed it to realize cost savings in unit production and packaging costs and to reduce its overall freight charges to nationally based customers.

First quarter sales and marketing expenses increased in line with revenue to $2.3 million, a 30% increase over the prior year’s quarter.  The increase was primarily due to variable marketing allowances tied to the Company’s growing national account business.  Excluding these national account pricing related allowances, expenses for salaries, travel and entertainment and other selling costs grew a modest $60 thousand versus year ago.  The Company anticipates that sales and marketing expenses will decline as a percentage of revenue during 2009.

General and administrative expenses for the quarter increased 32% to $2.3 million compared to $1.7 million in the prior year. The year-over-year change of $0.5 million was due, primarily, to a $497 thousand increase in non-cash depreciation and amortization expense.  The Company expects that general and administrative expenses will change modestly, primarily in non-cash depreciation and amortization expense during the remainder of 2009.

Other income/expenses were $1.4 million for the quarter ended March 31, 2009, compared to $.2 million in the same quarter of 2008.  The increase of $1.2 million was primarily due to an increase in non-cash derivative income expenses of $1.3 million reported in connection with warrants issued to Javo’s senior convertible debt partially offset by a $0.1 million reduction in non-cash interest expense for debt discount amortization related to the same convertible debt.

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The Company’s net loss for the quarter was $3.2 million compared with $1.8 million in the same quarter of the previous year.  The increase of $1.4 million is primarily due to an $0.8 million increase in gross profit offset by a $1.3 million reduction in non-cash derivative income due to liability accounting for warrants, a $497 thousand increase in depreciation and amortization expense, a net $370 thousand increase in variable sales and marketing expenses, and a net $50 thousand increase in other general and administrative expenses.  Excluding non-cash expenses, the net loss was $1.3 million, a $.1 million improvement over year ago.

Liquidity and Capital Resources

The Company used $2.3 million from cash and cash equivalents in operating activities in the three months ending March 31, 2009, versus $1.6 million in the same period in 2008.  Overall, the Company improved its cash position as of March 31, 2009 to $8.0 million. The key contributor to the cash improvement was the receipt of $5.4 million in proceeds from a private placement of debt and equity securities.  Subsequent to the end of the quarter, the Company successfully closed the balance of this private placement, raising a total of $23.0 million in gross proceeds. The offering provided the liquidity to retire the remaining balance on the Company’s 2006 senior convertible notes and associated warrants.  The Company anticipates that its current cash and cash equivalents, receivable financing, as well as cash flows from expected increased sales and gross profits in the remainder of 2009 will provide adequate capital to fund operations and required capital expenditures.  Details of the recently completed private offering are contained in the Company’s filing on Form 8-K on April 10, 2009.

Management Comment

Cody C. Ashwell, chairman and CEO of Javo Beverage Company, said, “The achievement of our 2008 objectives and the subsequent balance sheet improvements that have been accomplished have set the stage for a strong 2009.  Specifically, having an installed base of nearly 11,000 dispensed beverage locations and an increasingly seasoned national sales force have given us a great deal of positive momentum to begin the year.  As we move to the sales levels that are associated with our highest seasonality this spring and summer, we expect to see the operations improvements we made last year translate to increased gross profit and cash generation.”

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Gary Lillian, president of Javo Beverage Company, said, “Javo’s sales team has continued to execute at a high level during challenging economic times, adding 711 on-demand beverage dispensing locations in the first quarter and bringing our total to 10,795.  The focus of our growth during the cold months of the first quarter was on hot coffee placements within our base of approved national programs.  As we prepare for the balance of the year, the macro trends are still very much in our favor.  Specifically, we are well positioned within coffee and tea where recent industry studies indicate that 90% of the beverage growth in 2008 was generated.  Also in our favor is a rapidly evolving need among foodservice operators to improve the availability and quality of coffee and tea served in their locations in response to pressure being applied by industry leaders such as McDonalds® and Starbucks®.  Javo’s concentrated dispensed products allow foodservice operators to access these beverage solutions without the need to adopt complex and expensive barista-style operating systems.  And finally, the challenging economy has piqued interest in beverage systems such as ours, which have proven ability to deliver incremental revenue and to eliminate the waste that is associated with traditional coffee and tea beverage platforms.”

Lillian added, “While hot on-demand coffee and iced coffee dispensed beverage platforms continued to gather momentum in the first quarter, we also enhanced our ability to satisfy the need of foodservice operators to take advantage of emerging opportunities in specialty beverages through the introduction of a third dispensed beverage platform that features premium iced teas. The line of ultra-premium iced tea beverages features traditional unsweetened and sweetened tea along with difficult to execute flavors like Passionfruit Black, Lemonade Tea and Pomegranate Green teas. These products are intended to achieve greater leverage of our selling resources since customers may now adopt multiple beverage platforms at the same location. In addition, we have enhanced our portfolio of concentrated hot coffees to include six new blends that are expected to improve our appeal to customers in the lodging and convenience store sectors of the foodservice industry.”

Ashwell concluded, “With the additions of our new ultra-premium teas and expanded coffee blends joining the product portfolio, we continue to see increased demand for our dispensed hot and cold coffee house beverage programs.  These new product offerings along with the closing of our private placement and the retirement of our convertible notes, have positioned us with both the product and financial resources to capitalize on the significant potential that exists with current customers as well as to expand on new business opportunities.”

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The management of Javo Beverage will host a conference call today at 11:30 a.m. EDT to discuss the Company’s financial results and achievements. Those who wish to participate in the conference call may telephone (866) 682-6100 from the U.S. or (201) 499-0416 for international callers. A digital replay of today’s conference call will be available by telephone approximately 1 hour after the completion of the call. It will be available for 90 days and may be accessed by dialing (888) 346-3949 from the U.S., or (404) 260-5385 for international callers. At the prompt, dial pin code ‘’6175809#”, then ``4’’ to listen to a previously recorded conference, followed by confirmation number "2009050619949#”. If you experience technical difficulties during the conference call, please press #0 to summon a live operator.

About Javo® Beverage Company, Inc.

Based in Vista, California, Javo® Beverage Company (OTC Bulletin Board: JAVO) is an innovator and leader in the manufacture of coffee and tea-based dispensed beverages, drink mixes and flavor systems. The company has successfully commercialized a proprietary brewing technology that yields fresh brewed coffees and teas that are flavorful, concentrated and stable, with broad applications in the food service, food manufacturing and beverage industries. For food service operators, Javo makes it possible to serve great tasting hot coffees and cold specialty coffee beverages from convenient dispenser-based systems. Javo also assists food and beverage processors seeking authentic and robust coffee and tea flavors through its development and supply of customized ingredients for packaged foods and ready-to-drink beverages. The company supplies a growing list of national and international food service operations, specialty coffee retailers, restaurant chains and food manufacturers. For information about Javo Beverage Company, please visit www.javobeverage.com.

Forward-looking statements

This release contains forward-looking statements made by or on behalf of Javo® Beverage Company, Inc. All statements that address operating performance that the Company expects will occur in the future, including statements relating to operating results for fiscal 2009, revenue growth, dispenser location growth, annual revenue per dispenser, volume growth, share of sales, or statements expressing general optimism about future operating results, are forward-looking statements. These forward-looking statements are based on management’s current views and we cannot assure that anticipated results will be achieved.  These statements are subject to numerous risks and uncertainties, including those set forth in the Company’s risk factors contained in the Company’s most recent annual report on Form 10-K and in subsequent quarterly reports on Form 10-Q, copies of which are available from the Company without charge and from the SEC’s website at www.sec.gov. Readers are cautioned not to place undue reliance on forward-looking statements and are encouraged to review the risk factors that could affect actual results.  The Company disclaims any intent to update forward-looking statements.

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JAVO BEVERAGE COMPANY, INC.
CONDENSED BALANCE SHEETS

	March 31, 2009	December 31,
	Unaudited	2008
ASSETS
Current assets:
Cash and cash equivalents	$3,190,918	$905,344
Restricted cash	4,777,000	4,777,000
Total cash, restricted cash and cash equivalents	7,967,918	5,682,344

Accounts receivable, less allowances	2,653,974	1,526,120
Inventory, net of reserve for obsolescence	798,877	785,713
Prepaid expenses	106,560	103,607
Total current assets	11,527,329	8,097,784

Property and equipment, net	10,923,656	11,365,253
Intangibles, net	734,688	761,979
Deposits	23,858	23,858

Total assets	$23,209,531	$20,248,874
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable and accrued expenses	$6,027,873	$6,386,952
Accrued payroll and related benefits	253,340	250,369
Accrued short-term interest payable	363,779	259,629
Lines of credit	6,108,151	5,816,230
Warrants payable	119,644	56,771
Current portion of long-term debt and capital leases	5,143,502	5,128,747
Total current liabilities	18,016,289	17,898,698

Long-term debt and capital leases, net of current portion	14,838,180	10,577,674
Unamortized discount on long-term debt	(7,568,881)	(6,197,748)
Accrued long-term interest payable	7,936	15,504
Total liabilities	25,293,524	22,294,128
Commitments and contingencies	--	--
Stockholders' deficit:
Preferred stock, $0.001 par value, 10,000,000 shares authorized, 2,147,952 shares issued and outstanding as of March and December 31, 2008. 150,000 shares have been reserved for the Junior A Participating Preferred Stock.	2,148	2,148
Common stock, $0.001 par value, 300,000,000 shares authorized, 219,647,092 shares issued and outstanding as of March 31, 2009, 186,403,648 shares issued and outstanding as of December 31, 2008.	219,647	186,404

Additional paid in capital	65,351,432	62,595,575
Deferred compensation	(2,215,503)	(2,577,133)
Accumulated deficit	(65,441,717)	(62,252,248)
Total stockholders' deficit	(2,083,993)	(2,045,254)

Total liabilities and stockholders' deficit	$23,209,531	$20,248,874

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JAVO BEVERAGE COMPANY, INC.
CONDENSED STATEMENT OF OPERATIONS
UNAUDITED

	Three months ended		Change
	March 31,		3 Months	3 Months
	2009	2008	2009-2008%
Net sales	$4,647,272	$3,887,308	$759,964	19.5%
Cost of sales	(2,329,655)	(2,408,374)	78,719	-3.3%
Gross profit	2,317,617	1,478,934	838,683	56.7%

Operating expenses:
Selling and marketing	(1,848,557)	(1,419,292)	(429,265)	30.2%
General and administrative*	(2,283,308)	(1,734,619)	(548,689)	31.6%
Total operating expenses	(4,131,865)	(3,153,911)	(977,954)	31.0%

Loss from operations	(1,814,248)	(1,674,977)	(139,271)	8.3%

Other income (expenses):
Interest income	12,429	67,377	(54,948)	-81.6%
Interest expense **	(1,240,140)	(1,421,289)	181,149	-12.7%
Income/(expense) from derivatives ***	(62,873)	1,191,682	(1,254,555)	-105.3%
Other expense, net	(83,729)	--	(83,729)	100.0%
Loss on disposal of assets	(908)	(357)	(551)	154.3%
Total other income/(expense)	(1,375,221)	(162,587)	(1,212,634)	745.8%

Net loss	$(3,189,469)	$(1,837,564)	$(1,351,905)	73.6%

*For the three months ended March 31, 2009, general and administrative expenses include non-cash option expense of $361,630 and non-cash depreciation and amortization expense of $754,934.

**For the three months ended March 31, 2009, interest expense of $1,240,140 includes non-cash accretion of debt discount of $735,649.  In addition, interest expense included accrued interest on its Senior Convertible Debt of $187,956 which was paid in April 2009.  Excluding the non-cash accretion of debt discount, the Company’s interest expense for the first quarter 2009 was $504,490.

***For the three months ended March 31, 2009, expense from derivatives is a non-cash income related to change in Black-Scholes value of warrants to purchase 6,531,391 shares of the Company’s Common Stock.  The warrants have strike prices ranging from $1.79 to $2.24 per share and expire on December 15, 2011.  The Company would receive an additional $13.5 million in equity capital if these warrants were exercised in full at the current strike prices.

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Quantitative Reconciliation of Non-GAAP Financial Measure in Accordance with Regulation G of Securities and Exchange Commission for the Period Three Month Period Identified Below
In Thousand (000's)	1st Quarter 2009	1st Quarter 2008
Loss from Operations per GAAP	(1,814)	(1,675)
Add
Depreciation & Amortization	755	259
Options Expense	362	362

Loss from Operation before Depreciation & Amortization	(698)	(1,055)

In Thousand (000's)	1st Quarter 2009	1st Quarter 2008
Sales & Marketing Expense Per GAAP	(1,849)	(1,419)
Add
Increase in 1st Quarter 2009 Variable Marketing & Sales Costs	370

Total Sales & Marketing	(1,479)	(1,419)

Sales & Marketing Increase 1st Quarter 2009 over 1st Quarter 2008	(60)

In Thousand (000's)	1st Quarter 2009	1st Quarter 2008
Net Loss per GAAP	(3,189)	(1,838)
Add
Depreciation & Amortization	755	259
Options Expense	362	362
Derivative (Income) Expense	64	(1,192)
Non-cash Interest Expense for Accretion of Debt Discount	736	1,043

Net Loss Before Non-Cash Expenses	(1,273)	(1,366)
Difference in Non-GAAP Net Loss before non-cash expenses	(93)

Schedule is provided to enhance the visibility of the underlying business trends excluding non-cash expense.